Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1, Amendment No. 1, of our report dated September 4, 2007, which includes an explanatory paragraph as to substantial doubt about the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Windswept Environmental Group, Inc. as of June 30, 2007.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Holtz Rubenstein Reminick, LLP

Holtz Rubenstein Reminick, LLP
Melville, New York
July 3, 2008